CUSIP No. 001712108
1. NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

	1818 MASTER PARTNERS, LTD.
	Tax ID. 98-0335961


2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

CAYMAN

5. SOLE VOTING POWER

	0

6. SHARED VOTING POWER

	0

7. SOLE DISPOSITIVE POWER

	0

8. SHARED DISPOSITIVE POWER

	0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW(9) EXCLUDES CERTAIN
    SHARES* [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW [9]

	0.00%

12. TYPE OF REPORTING PERSON*

	CO



1. NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

	RICHARD H. WITMER

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

	U. S. A.

5. SOLE VOTING POWER

	0

6. SHARED VOTING POWER

	0

7. SOLE DISPOSITIVE POWER

	0

8. SHARED DISPOSITIVE POWER

	0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW(9) EXCLUDES CERTAIN
    SHARES* [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW [9]

	0.00%

12. TYPE OF REPORTING PERSON*

	IN



1. NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

	TIMOTHY E. HARTCH

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

	U. S. A.

5. SOLE VOTING POWER

	0

6. SHARED VOTING POWER

	0

7. SOLE DISPOSITIVE POWER

	0

8. SHARED DISPOSITIVE POWER

	0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0


10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW(9) EXCLUDES CERTAIN
    SHARES* [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW [9]

	0.00%

12. TYPE OF REPORTING PERSON*

	IN




1. NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

	BROWN BROTHERS HARRIMAN & CO.
	13-4973745

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

	NEW YORK

5. SOLE VOTING POWER

	0

6. SHARED VOTING POWER

	0

7. SOLE DISPOSITIVE POWER

	0

8. SHARED DISPOSITIVE POWER

	0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW(9) EXCLUDES
    CERTAIN SHARES* [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW [9]

	0.00%

12. TYPE OF REPORTING PERSON*

	HC



Item 1 (a). Name of Issuer:

	AMICAS, INC.

Item 1 (b). Address of issuer's principal executive offices:


	20 GUEST STREET
	SUITE 400
	BOSTON, MA 02135


Item 2 (a). Name of persons filing:

	Brown Brothers Harriman & Co.
	on behalf of itself and:
	1818 Master Partners, Ltd.
	Richard H. Witmer
	Timothy E. Hartch

Item 2(b). Address of principal business office:

	140 Broadway
	New York City, NY 10005

Item 2(c). Citizenship/Place of Organization:

	Brown Brothers Harriman & Co., New York
	1818 Master Partners, Ltd., Cayman
	Richard H. Witmer, US Citizen
	Timothy E. Hartch, US Citizen

Item 2(d). Title of class of securities:

	COMMON

Item 2(e). CUSIP Number:

	001712108

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

	Not applicable.

Item 4. Ownership:

With respect to the beneficial ownership of the reporting persons, see Items 5 through 11 of the respective cover pages to this
Schedule 13G, which are incorporated herein by reference.

As of December 31, 2007, none of the Reporting Persons held any shares of the Common Stock.


Item 5. Ownership of 5 Percent or Less of a Class

This statement is being filed to report the fact that as of the date hereof the reporting person(s) has ceased to be the beneficial owner(s) of more than five percent of the class of securities.

Item 6. Ownership of More than 5 Percent on Behalf of Another Person

Not applicable. See Item 5.


Item 7. Identification and Classification of the Subsidiary
        Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person


The securities being reported were beneficially owned by 1818 Master Partners, Ltd, of which Brown Brothers Harriman & Co is a control person based upon its holding of all the voting interests in, and directing the management of, 1818 Master Partners, Ltd.
A copy of the Agreement by and among Brown Brothers Harriman & Co., 1818 Master Partners, Ltd., Richard H. Witmer and Timothy E. Hartch authorizing the filing of one Schedule 13G on behalf of each entity or individual is set forth below:


Agreement

The undersigned hereby agree to file jointly the attached statement or amendment on Schedule 13G and any further amendments thereto pursuant to Regulation 13G promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934. Such filing shall be made by Brown Brothers Harriman & Co. on its behalf and on behalf of the other parties hereto.

Date: 2/7/08


BROWN BROTHERS HARRIMAN & CO.


	By:    /s/ Richard H. Witmer
	       _______________________________
	Name:  Richard H. Witmer
	Title: Partner

	By:    /s/ Timothy E. Hartch
       		_______________________________
	Name:  Timothy E. Hartch
	Title: Managing DirectoR

	By:    /s/ Howard M. Felson
	       _______________________________
	Name:  Howard M. Felson
	Title: Vice President


1818 MASTER PARTNERS, LTD.

	By:    /s/ Richard H. Witmer
	       _______________________________
	Name:  Richard H. Witmer
	Title: Director




Item 8. Identification and Classification of Members of the Group

Not applicable.

Item 9. Notice of Dissolution of Group

Not applicable.

Item 10. Certification

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Disclaimer of Beneficial Ownership

The undersigned expressly declare that the filing of this Schedule shall not be construed as an admission that the undersigned are, for purpose of Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owners of any securities covered by this Schedule 13G.




Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:	2/7/08

BROWN BROTHERS HARRIMAN & CO.


	By:    /s/ Richard H. Witmer
	       _______________________________
	Name:  Richard H. Witmer
	Title: Partner

	By:    /s/ Timothy E. Hartch
      		_______________________________
	Name:  Timothy E. Hartch
	Title: Managing DirectoR

	By:    /s/ Howard M. Felson
	       _______________________________
	Name:  Howard M. Felson
	Title: Vice President


1818 MASTER PARTNERS, LTD.

	By:    /s/ Richard H. Witmer
	       _______________________________
	Name:  Richard H. Witmer
	Title: Director